SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
         Under the Securities Exchange Act of 1934 (Amendment No. -1-)*
 ..........................................................................
                              (Name of Issuer) ...
                                 Certicom Corp.
                         (Title of Class of Securities)
                                  Common Stock
                             (CUSIP Number) 15691510

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications):
                                Gregory Capitolo
                             Chief Financial Officer
                                 Certicom Corp.
                           25801 Industrial Boulevard
                            Hayward, California 94545
                            Telephone: (510) 780-5400
             (Date of Event Which Requires Filing of This Statement)
                                  July 24, 2001
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15691510
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(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
---

John S. Scurci and his wife.
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(2) Check the Appropriate Box if a Member of a Group (See Instructions).......
---
(a)......X....................................................................
(b)...........................................................................
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(3) SEC Use Only .............................................................
---
------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)
---

_____PF_______________________________________________________________________
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e)....
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(6) Citizenship or Place of Organization
           Canada
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Number of Shares (7)Sole Voting Power
                 ---
 .N/A...................................................
Beneficially ____________________________________________________________
Owned (8)Shared Voting Power.....................2,689,700....................
      ---
by Each ____________________________________________________________
Reporting (9)Sole Dispositive Power      .....................................
          ---
Person ____________________________________________________________
With (10)Shared Dispositive Power. 2,689,700..................................
     ----
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(11)Aggregate Amount Beneficially Owned by Each Reporting Person    2,689,700
------------------------------------------------------------------------------
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
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(13)Percent of Class Represented by Amount in Row (11)      8.76%..............

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(14)Type of Reporting Person (See Instructions)................................
----
 .......................OO......................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
Item 1. Security and Issuer
Common Stock, Certicom Corp.

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Item 2. Identity and Background

(a)      John Scurci and Tamara Ogorzaly(wife).

(b)      118 Dryden Road, Bernardsville, New Jersey 07924

(c)      Private investor

(d)      No

(e)      No

(f)      John Scurci is Canadian and his wife, Tamara Ogorzaly is American.
------------------------------------------------------------------------
Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

________________________________________________________________________
Item 4.  Purpose of Transaction

(a)      N/A

(b)      N/A

(c)      N/A

(d)      Yes

(e)      No

(f)      No

(g)      No

(h)      No

(i)      No

(j)      No


Item 5.  Interest in Securities of the Issuer.

(a) 2,689,700 as a group consisting of John Scurci, his wife, children and parents including 318,400 shares bought by John Scurci and his wife as joint tenants from July 17, 2001 to July 24, 2001.

(b)           John Scurci maintains investment power over all these shares.

(c) The shares described in 5(a) were purchased from July 17, 2001 thru July 24, 2001.

________________________________________________________________________
Item 6.  Contracts, Arrangements, Understandings or
Relationships With Respect to Securities of the Issuer.

          The purchase of securities was consummated as part of a group comprising of John Scurci, his wife and his parents.

________________________________________________________________________
Item 7.  Material to be Filed as Exhibits


N/A
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Signature.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ..............................................................................
Date    July 25, 2001

/s/ John Scurci
 ...............................................................................
Signature

 ...............................................................................
Name/Title
CUSIP No. 15691510
-------------------------------------------------------------------------------
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
---

Ugo and Antonietta Scurci
-----------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)........

(a)......X.....................................................................
(b)............................................................................
-------------------------------------------------------------------------------
(3) SEC Use Only ..............................................................
-------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)
_____PF________________________________________________________________________
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
(6) Citizenship or Place of Organization
           Canada
-------------------------------------------------------------------------------
Number of Shares (7)Sole Voting Power
 .N/A...................................................
Beneficially ____________________________________________________________
Owned (8)Shared Voting Power....2,689,700......................................
by Each ____________________________________________________________
Reporting (9)Sole Dispositive Power      ......................................
Person ____________________________________________________________
With (10)Shared Dispositive Power. 2,689,700..................................
-------------------------------------------------------------------------------
(11)Aggregate Amount Beneficially Owned by Each Reporting Person    2,689,700..
-------------------------------------------------------------------------------
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
(13)Percent of Class Represented by Amount in Row (11)      8.76%.............
-------------------------------------------------------------------------------
(14)Type of Reporting Person (See Instructions)...............................
 .......................OO.....................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
Item 1. Security and Issuer
Common Stock, Certicom Corp.

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Item 2. Identity and Background

(a)        Ugo and Antonietta Scurci

(b)        118 Dryden Road, Bernardsville, New Jersey 07924

(c)        Private investors

(d)        No

(e)        No

(f)       Canadian

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Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

________________________________________________________________________
Item 4.  Purpose of Transaction

(a)      N/A
(b)      N/A
(c)      N/A
(d)      Yes
(e)      No
(f)      No
(g)      No
(h)      No
(i)      No
(j)      No

Item 5.  Interest in Securities of the Issuer.


(a) 2,689,700 as a group consisting of John Scurci, his wife, children and parents including 107,000 shares bought by Ugo Scurci and his wife, Antonietta Scurci as joint tenants from July 17, 2001 to July 24, 2001.

(b)      John Scurci maintains investment power over all these shares.
(c) The shares described in 5(a) were purchased from July 17, 2001 to July 24, 2001.
 ________________________________________________________________________
Item 6.  Contracts, Arrangements, Understandings or
         Relationships With Respect to Securities of the Issuer.

          The purchase of securities was consummated as part of a group comprising of the immediate family of John Scurci.

________________________________________________________________________
Item 7.  Material to be Filed as Exhibits


N/A
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Signature.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ...............................................................................
Date    July 25, 2001
 ...............................................................................
Signature /s/ John Scurci
 .............................................................................
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person) , evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).
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